Exhibit 99.1

Cross Country Healthcare to Attend the SunTrust Robinson Humphrey Technology, Internet & Services Conference and Oppenheimer’s 30th Annual Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--February 14, 2020--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to attend two upcoming conferences:

  The 2020 SunTrust Robinson Humphrey Technology, Internet & Services Conference at the Lotte New York Palace in New York City. On March 10, 2020, William J. Burns, Executive Vice President and Chief Financial Officer, and Athos Michaelides, Senior Vice President, Finance will participate in one-on-one investor meetings. No formal presentation will be made.
  The Oppenheimer 30th Annual Healthcare Conference at the InterContinental Barclay Hotel in New York City. On March 18, 2020, Kevin C. Clark, President and Chief Executive Officer, and William J. Burns, Executive Vice President and Chief Financial Officer, will participate in one-on-one investor meetings. No formal presentation will be made.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement and other consultative services for healthcare clients. Leveraging nearly 35 years of expertise and insight, CCH solves complex labor-related challenges for clients while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to excellence in delivery of its services and was the first public company to earn The Joint Commission Gold Seal of Approval® for Health Care Staffing Services Certification with Distinction.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com